Exhibit 99.1

SAKS INCORPORATED ANNOUNCES JULY COMPARABLE STORE SALES

Contact:	Julia Bentley (865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

New York, New York (August 2, 2012)—Retailer Saks Incorporated (NYSE: SKS) today announced that owned sales totaled $200.7 million for the four weeks ended July 28, 2012 compared to $191.0 million for the four weeks ended July 30, 2011, a 5.1% increase. Comparable store sales increased 3.5% for the month.

For July, the strongest categories included women’s contemporary and designer apparel; men’s accessories, shoes, and contemporary apparel; fashion and fine jewelry; handbags; and cosmetics and fragrances. This July, the Company added a one-day Electronic Gift Card (“EGC”) event to its promotional calendar. Management estimates that the additional EGC event positively impacted July comparable store sales by approximately 200 basis points.

For the second quarter ended July 28, 2012, owned sales totaled $690.6 million compared to $658.1 million for the prior year second quarter ended July 30, 2011, a 4.9% increase. Comparable store sales increased 4.7% for the second quarter.

On a year-to-date basis, for the six months ended July 28, 2012, owned sales totaled $1,434.5 million compared to $1,371.8 million for the prior year six months ended July 30, 2011, a 4.6% increase. Comparable store sales increased 4.7% for the six months.

Saks Incorporated operates 45 Saks Fifth Avenue stores, 63 Saks OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank (owned by Capital One Financial Corporation); geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K/A for the fiscal year ended January 28, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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